FS Investment Corporation II

Exhibit 99.1

FS Investment Corporation II Announces Details of Annual Stockholder Conference Call

PHILADELPHIA, PA, March 14, 2014 – FS Investment Corporation II (“FSIC II”) announced that it will hold its annual stockholder conference call on Tuesday, March 25, 2014 at 3:30 p.m. Eastern Time. Prior to the call, FSIC II will report its financial highlights for the fourth quarter and fiscal year ended December 31, 2013.

In order to participate, interested parties should dial (800) 446-1671 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 36732224 when prompted.  An audio archive of the call will be available for replay. The link to the audio archive can be found under the “Investor Relations” section of FSIC II’s website (www.fsinvestmentcorpII.com), and will be available for a period of 30 days following the call.

About FS Investment Corporation II

FSIC II is a publicly registered, non-traded business development company (“BDC”) and is the third of four investment funds sponsored by Franklin Square Capital Partners (“Franklin Square”). FSIC II focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC II is managed by FSIC II Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $65 billion in assets under management as of December 31, 2013, is the credit platform of Blackstone. For more information, please visit www.fsinvestmentcorpII.com.

About Franklin Square Capital Partners

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm currently manages four funds with over $10 billion in assets as of December 31, 2013.

For more information, please visit www.franklinsquare.com.